Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Uroplasty, Inc.:
We consent to the use of our report dated July 26, 2004, with respect to the consolidated balance sheet of Uroplasty, Inc. and Subsidiaries as of March 31, 2004 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for the year then ended included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Minneapolis, Minnesota
April 7, 2006